WARBURTON, SIMONYAN & CO
                          Certified Public Accountants
               27201 Tourney Road, Suite 117, Valencia, CA 91355

Les Warburton, CPA                                           Vache Simonyan, CPA




As independent public accountants we hereby consent to the use of our reports included or made part of this registration statement.

Warburton, Simonyan & Co

May 13, 1996